UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2012

PRACO CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-169802	27-1497347
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

90122 Hoey Road Chapel Hill, NC 27517
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (919) 889-9461

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On July 3, 2012, Praco Corporation (the “Company”) entered into an exchange agreement (the “Exchange Agreement”) with Hawk Opportunity Fund, LP, a Delaware limited partnership (“Hawk”), Philly Residential Acquisition LP, a Pennsylvania limited partnership (“Philly”), Green Homes Real Estate, LP, a Pennsylvania limited partnership (“GH”), Nidus, LP, a Delaware limited partnership (“Nidus”), R. Scott Williams (“Williams”), David S. Callan (“Callan”), Carolyn Hunter (“Hunter”), and several other related parties.

Pursuant to the Exchange Agreement, Praco will issue 3,100,000 shares of its common stock, par value $0.0001 per share (the “Praco Shares”) to Hawk, and in connection therewith, Williams and Callan, the control persons and majority owners of Hawk, will transfer to Praco the general partnership interest and 89% of the aggregate equity interest of each of Philly, GH, and Nidus.  Williams and Callan will remain limited partners and each retain a 5.5% equity interest in each of Philly, GH, and Nidus after the closing of the transaction contemplated in the Exchange Agreement (the “Closing”).  Philly, GP, and Nidus are currently solely owned and controlled by Williams and Callan.

In addition, the chief executive officer and sole director of the Company, Hunter, will receive a note for payment within one month of Closing of $25,000 from Hawk, part of which she must use to pay off all of the outstanding liabilities of Praco.  Finally, 4,750,000 of Hunter’s Praco Shares will be canceled and she will resign from her positions as chief executive officer and sole director of the Company, and appoint Williams as the sole member and chairman of the board of directors, Walker Robinson as President, and Callan as Secretary, or their successors or assigns.

The primary conditions to Closing include (1) Williams and Callan receiving all required consents and assignments with counterparties to mortgages and other agreements that Philly, GP, and Nidus are parties to, and (2) Williams and Callan obtaining audited financial statements for Philly, GP, and Nidus.

Philly, GP, and Nidus own and manage real estate around Philadelphia and the Delaware Valley.  Together these entities own approximately 225 separate properties with a current aggregate market value of approximately $15 million.  These are primarily comprised of residential rental units which provide a steady stream of income.

On January 10, 2012, the Company (under its prior name, Hunt for Travel, Inc.) entered into a letter of intent with Hawk (the “Letter of Intent”), pursuant to which the Company and Hawk would commence the negotiation and preparation of a share exchange agreement whereby Hawk would transfer all of its ownership interest in Praco, Inc, a separate Nevada corporation, in exchange for consideration approximately $18 million in cash and Praco Shares.  While the transaction contemplated by the Letter of Intent was never consummated, the terms of such Letter of Intent was the basis for the Exchange Agreement.

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement, which is filed herewith as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Letter of Intent does not purport to be complete and is qualified in its entirety by reference to the Letter of Intent, which is filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2012.

Item 9.01      Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

2.1	Exchange Agreement dated July 3, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 3, 2012
PRACO CORPORATION

By:	/s/ Carolyn Hunter
Carolyn Hunter Chief Executive Officer